Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2014 First Quarter Results

MONROVIA, Calif., August 27, 2013 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its first quarter ended July 27, 2013.

“While our first quarter revenue was in-line with our previous expectations, it was adversely impacted by several one-time effects, as well as continued government contracting delays.  Despite the current market environment, we have seen a recent pick-up in the number of delayed orders that have been released, contributing to a 29 percent increase in funded backlog compared to last quarter,” said Tim Conver, AeroVironment chairman and chief executive officer.  “The final increment of government fiscal 2012 Raven orders arrived early in the second quarter, supporting the expectation that demand for our small UAS remains an enduring priority.  At the same time, progress on Switchblade tactical missile systems, electric vehicle charging systems and international UAS markets moved us closer to broader adoption and increasing demand in each of those areas, and long-term growth for the company.  Overall, our fiscal 2014 plan remains on track, and we continue to operate within our previously announced guidance range.”

FISCAL 2014 FIRST QUARTER RESULTS

Revenue for the first quarter of fiscal 2014 was $44.1 million, compared with first quarter fiscal 2013 revenue of $58.7 million. The decline in revenue resulted from decreased sales in the Unmanned Aircraft Systems (UAS) segment of $13.6 million and in the Efficient Energy Systems (EES) segment of $1.0 million.

Loss from operations for the first quarter of fiscal 2014 was $7.1 million, compared to loss from operations for the first quarter of fiscal 2013 of $2.3 million. The loss from operations was a result of lower revenue, driven by delayed government contracts, and first quarter reduction in force related costs. This contributed to a lower gross margin of $7.0 million, offset by lower selling, general and administrative (SG&A) expense of $1.2 million and research and development (R&D) expense of $0.9 million.

Other expense, net, for the first quarter of fiscal 2014 was $3.2 million, compared to other income for the first quarter of fiscal 2013 of $0.2 million.  The increase in other expense, net, was primarily due to the decrease in fair value of the conversion option in the amount of $3.4 million of the Company’s CybAero convertible bond investment.

Net loss for the first quarter of fiscal 2014 was $7.2 million, compared to net loss for the first quarter of fiscal 2013 of $1.4 million.

Loss per share for the first quarter of fiscal 2014 was $0.32, compared to loss per share for the first quarter of fiscal 2013 of $0.06.

BACKLOG

As of July 27, 2013, funded backlog (unfilled firm orders for which funding is currently appropriated to AeroVironment under a customer contract) was $76.9 million, compared to $59.4 million as of April 30, 2013.

FISCAL 2014 — OUTLOOK FOR THE FULL YEAR

For fiscal 2014, the company expects to generate revenue of $230 million to $250 million, and earnings per share from operations of $0.35 to $0.50 on a fully diluted basis, excluding any change in value of the CybAero convertible bond investment.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, August 27, 2013, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, Tom Herring, chief operating officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, August 27, 2013, at approximately 4:30 p.m. Pacific Time through Tuesday, September 3, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 32239505. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations

(In thousands except share and per share data)

	Three Months Ended
	July 27,	July 28,
	2013	2012

Revenue:
Product sales	$27,174	$28,690
Contract services	16,943	29,987
	44,117	58,677
Cost of sales:
Product sales	20,555	20,559
Contract services	11,017	18,613
	31,572	39,172
Gross margin	12,545	19,505
Selling, general and administrative	12,459	13,621
Research and development	7,190	8,136
Loss from operations	(7,104)	(2,252)
Other income (expense):
Interest income	205	172
Other expense	(3,394)	—
Loss before income taxes	(10,293)	(2,080)
Benefit for income taxes	(3,083)	(694)
Net loss	$(7,210)	$(1,386)
Loss per share data:
Basic	$(0.32)	$(0.06)
Diluted	$(0.32)	$(0.06)
Weighted average shares outstanding:
Basic	22,238,363	21,929,455
Diluted	22,238,363	21,929,455

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	July 27, 2013	April 30, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$64,339	$75,332
Short-term investments	64,474	73,241
Accounts receivable, net of allowance for doubtful accounts of $731 at July 27, 2013 and $936 at April 30, 2013	19,604	19,770
Unbilled receivables and retentions	9,719	11,304
Inventories, net	68,663	62,561
Income tax receivable	14,812	11,777
Deferred income taxes	5,189	5,166
Prepaid expenses and other current assets	3,765	4,303
Total current assets	250,565	263,454
Long-term investments	67,595	68,916
Property and equipment, net	26,725	24,429
Deferred income taxes	5,638	5,606
Other assets	1,036	1,060
Total assets	$351,559	$363,465
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,545	$16,144
Wages and related accruals	9,109	12,116
Customer advances	7,005	7,519
Other current liabilities	7,194	6,408
Total current liabilities	36,853	42,187
Deferred rent	696	771
Liability for uncertain tax positions	5,211	5,321
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 22,672,762 at July 27, 2013 and 22,614,315 at April 30, 2013	2	2
Additional paid-in capital	131,398	130,527
Accumulated other comprehensive loss	(753)	(705)
Retained earnings	178,152	185,362
Total stockholders’ equity	308,799	315,186
Total liabilities and stockholders’ equity	$351,559	$363,465

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended
	July 27, 2013	July 28, 2012
Operating activities
Net loss	$(7,210)	$(1,386)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,185	2,932
Provision for doubtful accounts	122	240
Deferred income taxes	(23)	42
Stock-based compensation	910	840
Change in fair value of conversion feature of convertible bonds	3,391	—
Tax benefit from exercise of stock options	28	88
Changes in operating assets and liabilities:
Accounts receivable	44	6,297
Unbilled receivables and retentions	1,585	3,776
Inventories	(6,102)	(966)
Income tax receivable	(3,035)	(1,755)
Other assets	538	433
Accounts payable	(2,599)	(7,128)
Other liabilities	(3,010)	(21,183)
Net cash used in operating activities	(13,176)	(17,770)
Investing activities
Acquisitions of property and equipment	(4,457)	(2,548)
Net redemptions of held-to-maturity investments	6,442	9,064
Net sales of available-for-sale investments	175	175
Net cash provided by investing activities	2,160	6,691
Financing activities
Exercise of stock options	23	69
Net cash provided by financing activities	23	69
Net decrease in cash and cash equivalents	(10,993)	(11,010)
Cash and cash equivalents at beginning of period	75,332	64,220
Cash and cash equivalents at end of period	$64,339	$53,210

Supplemental disclosure:
Unrealized (loss) gain on long-term investments recorded in other comprehensive (loss) income, net of deferred taxes of $32 and $24, respectively	$(48)	$37
Reclassification from share-based liability compensation to equity	$—	$401

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended
	July 27,	July 28,
	2013	2012
Revenue:
UAS	$35,211	$48,806
EES	8,906	9,871
Total	44,117	58,677
Cost of sales:
UAS	24,599	32,756
EES	6,973	6,416
Total	31,572	39,172
Gross margin:
UAS	10,612	16,050
EES	1,933	3,455
Total	12,545	19,505
Selling, general and administrative	12,459	13,621
Research and development	7,190	8,136
Loss from operations	(7,104)	(2,252)
Other income (expense):
Interest income	205	172
Other expense	(3,394)	—
Loss before income taxes	$(10,293)	$(2,080)

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com